Exhibit 10.39(a)
Kraton Polymers
Attention: Mr Scott Lee
15710 John F. Kennedy Blvd. Ste.300
Houston, Texas 77032
United States of America
10 December 2007
Re: Letter of Amendment: Isoprene Pricing and Minimum Volume Requirements for 2008 and 2009
Dear Mr Lee,
This letter is to document the oral agreement between Shell Chemicals Europe B.V. (Shell) and Kraton Polymers Nederland B.V. (Kraton) to vary the Isoprene Monomer Supply Agreement, originally dated 28 February 2001, as assigned to Shell from Shell Nederland Chemie B.V. on 1 October 2002 and as subsequently amended on 1 January 2003 in accordance with the amendment attached as Exhibit A hereto (the “Agreement”), relating to the delivery of isoprene at Pernis, as set out in this letter. If this letter reflects your understanding of our oral agreement, please sign the enclosed copy of this letter and return it to me at the above address, at which time this letter shall be deemed Amendment No. 2 to the Agreement.
The parties have agreed that, from 1 January 2008:
(a) Clause 2.1 shall be deleted and replaced by the following:
2.1	SCE shall, subject to the remaining provisions set forth herein, supply to PURCHASER and PURCHASER shall purchase from SCE at least [ ] Tonnes of IP in 1P/19 Product per Year for each of the calendar years 2008 and 2009. For calendar years 2008 and 2009, references in the Agreement to 1P/60 Product shall be deemed deleted.
(b) Clause 4.1 shall be deleted in its entirety and replaced with the following:
4.1	Agreed Volume shall mean [ ] Tonnes of 1P/19 in each of the calendar Years 2008 and 2009.

(c) The pricing for the isoprene delivered in each of the calendar years 2008 and 2009 will be as follows:
1.	In each such year, the price for the first [ ] Tonnes of isoprene purchased by Kraton shall be in accordance with the current price formula arrangements as set out in Clause 7.1 of the Agreement (as amended) which, for the avoidance of doubt, includes both the Pernis Formula price element and the [ ] price element.

2.	In each such year, the price for the additional [ ] Tonnes of isoprene purchased by Kraton shall be the lower of: (A) the price calculated pursuant to Section (c)(1) hereof, or (B) the Pernis Formula price element as defined in Clause 7.1 of the amended Agreement.

3.	If Kraton wishes to purchase more than [ ] Tonnes of isoprene in either 2008 or 2009, the parties will negotiate in good fai regarding the request and the price to be charged where any such additional volume is agreed.
(d) The parties acknowledge that Shell intends to give notice to terminate the Agreement, such notice to expire on 31 December 2009. The parties further acknowledge, however, that following issuance of such notice of termination, Shell may desire to extend the Agreement term beyond December 31, 2009 to coordinate termination in an orderly fashion relative to its other contractual commitments. Accordingly, if Shell requests an extension of the Agreement, and provides Kraton with reasonable advance written notice of the same, the parties agree to negotiate in good faith a reasonable extension designed to accommodate the mutual needs of the parties.
Unless this letter specifically states otherwise, all other terms of the Agreement shall remain unchanged and in full force and effect.

Yours sincerely, Shell Chemicals Europe B.V.
/s/

/s/

Date:

Acknowledged and agreed to by: Kraton Polymers Nederland B.V.
/s/

/s/

Date:

Amendment No. 1
This Amendment No. 1 is dated as of January 1, 2003, and is by and between Shell Chemicals Europe B.V. (“SCE”) and Kraton Polymers Nederland B V. (“PURCHASER”), and is to that certain Isoprene Monomer Supply Agreement dated 28 February 2001 between SCE and PURCHASER (the “Agreement”).
WITNESSETH:
     Whereas, SCE and PURCHASER entered into the Agreement to provide for the terms and conditions pursuant to which SCE shall supply to PURCHASER, at its manufacturing facility in Pernis, certain of PURCHASER’s requirements of isoprene; and
     Whereas, the parties desire to amend certain provisions of the Agreement on the terms and conditions set forth in this Amendment No.1
     Now, therefore, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows
1.	Sub-clause 2.1 will be replaced in its entirely with the following new clause
SCE shall, subject to the provisions of sub-clause 4.1, supply to PURCHASER and PURCHASER shall purchase from SCE at least [          ] Tonnes in aggregate of IP in IP/19
Product and IP in IP/60 Product per Year.
2.	Clause 7 will be replaced in its entirety with the following new clause: Price
7.1	The Price, in USD/Tonne, to be paid by PURCHASER to SCE for the supply of up to [ ] KT per year of IP shall be as given by the following formula while quantities above [ ] KT per year will be priced as outlined in sub-clause 7.8 :
If the Pernis Formula is [                                                  ], then the price, in USD/tonne, to be paid by PURCHASER will be:
[                                                                      ]
If the Pernis Formula is [                                                  ], then the price, in USD/Tonne, to be paid by PURCHASER will be:
[                                                                      ]
Pernis Formula
The Pernis Formula is defined as:
[                                                                      ]

]
[
]
7.2 The [                 ] will be calculated and applied by the parties hereto on a [              ] basis. The [              ] for the current [          ] means the

]
. 7.2.1. [

]
7.2.2. [
]
7.2.3.	If any of the Price indices are adjusted or discontinued or the Consultant no longer provides the services described in Clause 7.2.1., Purchaser and SCE shall meet and mutually agree on replacement of such individual indices or consultant with replacement indices or consultant that most closely represent the original intent of the parties. It is not SCE or Purchaser’s intention to open the Price to renegotiation as a result of the replacement indices or consultant

7.3	Prices will be subject where applicable to VAT, Excise Duty and any other tax (other than on income), duty or other governmental charge now or hereafter imposed on the Product or on any raw material used in manufacturing the Product (or on Seller, or required to be paid or collected by Seller, by reason of the manufacture, transportation, sale or use of such Product or raw material)..

7.4	Price for Polysolvent is equal to the value [Shell Raffinaderij pays SCE for the C5 hydrocarbon stream transferred to the refinery from U-2000.]

7.5	The Euro/Dollar rate (monthly average) as published by European Central Bank — LONDON - 9 A.M. Daily shall apply to convert the Price in USD/Tonne ex clause 7.1 into an Invoice Price in Euro/Tonne.

7.6	All other portions of the calculation remain unchanged.

7.7	If any of the indices to be used for determining the Price are discontinued, SCE and PURCHASER shall mutually agree on the replacement of such index with another index that most closely represents the original formula intent. It is not the parties’ intention that the Price should be so materially altered in consequence of the replacement of an index as to require re-negotiation and agreement of the revised Price between the parties.

7.8	Any quantities of IP above [ ] KT per Year will be subject to the parties agreeing a price at least 3 months to the proposed commencement of deliveries. SCE is not obligated to deliver more than [ ] KT per Year and Kraton is not obligated to purchase more than [ ] KT per year from SCE.

7.9.	For the purposes of this Contract “Affiliate” means:
(1)	in respect of Seller,
(a)	N.V. Koninklijke Nederlandsche Petroleum Maatschappij, a Dutch company,

(b)	The “Shell” Transport and Trading Company p.l.c., an English company, and

(c)	any company (other than Company) which is for the time being directly or indirectly controlled by the two first-mentioned companies or either of them, and
(2)	in respect of any other person, firm or corporation (“company”),
(a)	any entity controlled by such company; or

(b)	any entity which controls such company; or

(c)	any entity which is controlled by another entity which also controls such company;

whether such control is direct or indirect, and
(3)	any company not falling under the definition set out in (1) above which is for the time being managed or operated by a company as defined in 1 above or which has a construction, operating, technical service or franchise agreement (meaning any agreement under which such company operates a business or premises using a Shell Trade Mark) with Company and/or a company as defined in (1) above.

For the purpose of this definition a particular company is:

(i)	directly controlled by another company or companies if the latter hold/holds in the aggregate fifty percent (50%) or more of (a) the shares carrying votes exercisable at a general meeting (or its equivalent) of the particular company if such company is a corporation issuing voting stock or, or (b) the control rights or interests if it is not a corporation; and

(ii)	indirectly controlled by a company or companies (“the parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company or companies of the series, except the parent company or companies, is directly controlled by one or more companies earlier in the series.
4.	Clause 19 is deleted in its entirety.

5. Insert a new APPENDIX VII, as follows:
[
]
6. Except as otherwise set forth herein, the Agreement remains unmodified and in full force and effect.
     In Witness Whereof, the parties have executed this Amendment No. 1 as of the date first above written.

SHELL CHEMICAL EUROPE B.V.
By:
Name:
Title:

KRATON POLYMERS NEDERLAND B.V.
By:
Name:
Title: